Exhibit 107.1

Calculation of Filing Fee Table

Form S-1

(Form Type)

HMH Holding Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share	457(o)	—	—	$100,000,000	$0.00014760	$14,760

	Total Offering Amounts					$100,000,000		$14,760

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$14,760

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of Class A common stock.